EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Nathan Elwell / Daniel Haykin (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. REPORTS THIRD QUARTER 2014 RESULTS

- GAAP Diluted EPS from Continuing Operations of $0.68 -
- Total Backlog Increased 9.8% to $3.70 Billion -
- Ceases UK Construction Operations -

NORWALK, CONNECTICUT, October 28, 2014 - EMCOR Group, Inc. (NYSE: EME) today reported results for the third quarter ended September 30, 2014.

For the third quarter of 2014, net income attributable to EMCOR was $45.0 million, or $0.68 per diluted share from continuing operations, compared to net income of $26.7 million, or $0.43 per diluted share from continuing operations, in the third quarter of 2013. Included in net income for the third quarter of 2014 was an after-tax gain of $7.1 million, or $0.11 per diluted share, associated with the sale of a building owned by one of our subsidiaries. Included in net income for the third quarter of 2013 are after-tax transaction expenses of $2.9 million, or $0.04 per diluted share, associated with the Company’s acquisition of RepconStrickland, Inc. Revenues in the third quarter of 2014 totaled $1.57 billion compared to revenues of $1.61 billion in the year ago period.

Operating income for the third quarter of 2014 was $73.6 million, or 4.7% of revenues. Included in operating income for the third quarter of 2014 was a pre-tax $11.7 million gain associated with the sale of the aforementioned building. Excluding this gain, non-GAAP operating income for the third quarter of 2014 was $61.8 million, or 3.9% of revenues. For the third quarter of 2013, operating income was $58.0 million, or 3.6% of revenues, which included $4.7 million of pre-tax transaction expenses associated with the RepconStrickland, Inc. acquisition. Excluding the aforementioned 2013 expenses, the Company’s non-GAAP operating income for the third quarter of 2013 was $62.7 million, or 3.9% of revenues.

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share to the comparable GAAP figures.

Selling, general and administrative expenses were $160.0 million, or 10.2% of revenues, in the third quarter of 2014 compared to $147.9 million, or 9.2% of revenues, in the year ago period.

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EMCOR Reports Third Quarter Results	Page 2

The Company's income tax rate for the 2014 third quarter was 34.5%, compared to an income tax rate of 44.7% in the year ago period.

Backlog as of September 30, 2014 was $3.70 billion, an increase of 9.8% from $3.36 billion at the end of the 2013 third quarter and an increase of 10.5% from $3.34 billion as of December 31, 2013. Compared to backlog as of September 30, 2013, domestic backlog grew by $331 million, fueled by backlog growth in our U.S. Electrical and Mechanical Construction segments, while our U.S. Building Services segment backlog decreased by $11 million. From a market sector perspective, commercial backlog increased $317 million to $1.3 billion and combined with an increase in transportation backlog more than offset declines in institutional and industrial backlog.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group commented, “Our overall performance in the third quarter highlights our strong operational execution. While the pace of non-residential construction continues to be uneven, we are seeing an accelerating recovery evidenced by the growth of our backlog and the breadth of opportunities currently in our pipeline. We have maintained a disciplined and measured approach to winning new business that positions EMCOR for sustained success as the market continues to improve.”

Mr. Guzzi added, “Our U.S. Electrical Construction segment continued to perform at a high level while our U.S. Mechanical Construction segment improved as expected. Our U.S. Building Services segment, despite comparison to its exceptionally strong 2013 third quarter, performed very well led by mechanical services and improved business at our government services operations. Our U.S. Industrial Services segment showed substantial improvement from the year ago quarter in both revenue and operating margins, and we foresee a good fall turnaround season. In addition, during the third quarter we ceased construction operations in the UK; therefore, the results of the construction operations of our UK segment for all periods are now presented as a discontinued operation.”

Mr. Guzzi concluded, “We are pleased with our performance thus far in 2014, which has produced strong cash flow and has allowed us to maintain balance sheet flexibility. As we’ve stated in our previous communications, we believe in a balanced approach to capital allocation, which was highlighted by our recently announced $250 million share repurchase program. While we continue to operate in a choppy market environment, we are optimistic that the non-residential market will continue to improve and in turn will drive earnings growth and profitability in 2015 and beyond.”

Revenues for the first nine months of 2014 totaled $4.71 billion, slightly higher compared to $4.68 billion for the first nine months of 2013.

Net income attributable to EMCOR for the first nine months of 2014 was $126.2 million, or $1.92 per diluted share from continuing operations, compared to net income of $77.9 million, or $1.40 per diluted share from continuing operations, for the first nine months of 2013. Included in net income from continuing operations for the first nine months of 2014 was an after-tax gain of $7.1 million, or $0.11 per diluted share, associated with the sale of a building. Included in net income from continuing operations for the year ago period are after-tax transaction expenses of $4.3 million, or $0.06 per share, associated with the 2013 acquisition of RepconStrickland, Inc.

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EMCOR Reports Third Quarter Results	Page 3

Operating income in the first nine months of 2014 was $215.4 million, or 4.6% of revenues. Included in operating income for the first nine months of 2014 was a pre-tax gain of $11.7 million from the building sale. Excluding this gain, non-GAAP operating income for the first nine months of 2014 was $203.6 million, or 4.3% of revenues. For the first nine months of 2013, operating income of $164.4 million, or 3.5% of revenues, which included pre-tax transaction expenses of $6.1 million associated with the Company’s acquisition of RepconStrickland, Inc. Excluding the aforementioned 2013 expenses, the Company’s non-GAAP operating income for the first nine months of 2013 was $170.5 million, or 3.6% of revenues.

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share to the comparable GAAP figures.

For the first nine months of 2014, SG&A totaled $454.2 million, or 9.6% of revenues, compared to $419.7 million, or 9.0% of revenues, in the first nine months of 2013.

The Company noted that, based on the continuation of uncertain market conditions, it now expects to generate revenues in 2014 of approximately $6.4 billion, and continues to expect non-GAAP diluted earnings per share from continuing operations for 2014 of $2.50 to $2.70 excluding the pre-tax gain of $11.7 million on the building sale in July 2014.

EMCOR Group, Inc. is a Fortune 500 worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services. This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

EMCOR Group's third quarter conference call will be available live via internet broadcast today, Tuesday, October 28, at 10:30 AM Eastern Daylight Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2013 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Revenues	$1,566,711	$1,605,315	$4,710,169	$4,684,248
Cost of sales	1,344,482	1,398,753	4,051,496	4,099,473
Gross profit	222,229	206,562	658,673	584,775
Selling, general and administrative expenses	159,983	147,917	454,243	419,679
Restructuring expenses	398	601	799	652
Gain on sale of building	11,749	—	11,749	—
Operating income	73,597	58,044	215,380	164,444
Interest expense	(2,397)	(2,351)	(6,887)	(5,978)
Interest income	186	234	641	862
Income from continuing operations before income taxes	71,386	55,927	209,134	159,328
Income tax provision	23,998	24,024	75,428	60,622
Income from continuing operations	47,388	31,903	133,706	98,706
Loss from discontinued operation, net of income taxes	(611)	(3,010)	(4,087)	(17,621)
Net income including noncontrolling interests	46,777	28,893	129,619	81,085
Less: Net income attributable to noncontrolling interests	(1,753)	(2,203)	(3,421)	(3,214)
Net income attributable to EMCOR Group, Inc.	$45,024	$26,690	$126,198	$77,871

Basic earnings (loss) per common share:
From continuing operations	$0.68	$0.44	$1.94	$1.42
From discontinued operation	$(0.01)	$(0.04)	$(0.06)	$(0.26)

Diluted earnings (loss) per common share:
From continuing operations	$0.68	$0.43	$1.92	$1.40
From discontinued operation	$(0.01)	$(0.04)	$(0.06)	$(0.26)

Weighted average shares of common stock outstanding:
Basic	66,714,641	67,174,848	67,062,732	67,127,149
Diluted	67,417,547	68,163,701	67,802,606	68,119,740

Dividends declared per common share	$0.08	$0.06	$0.24	$0.12

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2014 (Unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$437,446	$439,813
Accounts receivable, net	1,233,916	1,268,226
Costs and estimated earnings in excess of billings on uncompleted contracts	121,577	90,727
Inventories	67,173	52,123
Prepaid expenses and other	66,558	79,216
Total current assets	1,926,670	1,930,105
Investments, notes and other long-term receivables	7,634	6,799
Property, plant & equipment, net	122,240	123,414
Goodwill	834,102	834,825
Identifiable intangible assets, net	513,001	541,497
Other assets	31,020	29,275
Total assets	$3,434,667	$3,465,915
LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$—	$—
Current maturities of long-term debt and capital lease obligations	19,138	19,332
Accounts payable	404,094	487,738
Billings in excess of costs and estimated earnings on uncompleted contracts	384,782	381,295
Accrued payroll and benefits	247,151	237,779
Other accrued expenses and liabilities	191,965	172,599
Total current liabilities	1,247,130	1,298,743
Borrowings under revolving credit facility	—	—
Long-term debt and capital lease obligations	321,222	335,331
Other long-term obligations	340,592	352,215
Total liabilities	1,908,944	1,986,289
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,511,691	1,466,265
Noncontrolling interests	14,032	13,361
Total equity	1,525,723	1,479,626
Total liabilities and equity	$3,434,667	$3,465,915

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2014 and 2013
(In thousands) (Unaudited)

	2014	2013
Cash flows - operating activities:
Net income including noncontrolling interests	$129,619	$81,085
Depreciation and amortization	27,211	25,907
Amortization of identifiable intangible assets	28,497	21,317
Deferred income taxes	4,434	(666)
Loss on sale of subsidiary	608	—
Gain on sale of building	(11,749)	—
Excess tax benefits from share-based compensation	(5,886)	(1,267)
Equity income from unconsolidated entities	(1,349)	(880)
Other non-cash items	8,005	2,403
Distributions from unconsolidated entities	1,640	634
Changes in operating assets and liabilities, excluding the effect of businesses acquired	(72,036)	(60,486)
Net cash provided by operating activities	108,994	68,047
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired	—	(448,943)
Proceeds from sale of subsidiary	1,108	—
Proceeds from sale of building	11,885	—
Proceeds from sale of property, plant and equipment	3,138	1,171
Purchase of property, plant and equipment	(27,574)	(24,006)
Maturity of short-term investments	—	4,616
Investments in and advances to unconsolidated entities and joint ventures	(1,865)	—
Net cash used in investing activities	(13,308)	(467,162)
Cash flows - financing activities:
Proceeds from revolving credit facility	—	250,000
Repayments of long-term debt	(13,074)	(6)
Repayments of capital lease obligations	(1,272)	(1,256)
Dividends paid to stockholders	(16,109)	(8,052)
Repurchase of common stock	(76,395)	(4,998)
Proceeds from exercise of stock options	5,044	2,320
Payments to satisfy minimum tax withholding	(1,481)	(927)
Issuance of common stock under employee stock purchase plan	2,677	2,088
Payments for contingent consideration arrangements	—	(537)
Distributions to noncontrolling interests	(2,750)	(1,300)
Excess tax benefits from share-based compensation	5,886	1,267
Net cash (used in) provided by financing activities	(97,474)	238,599
Effect of exchange rate changes on cash and cash equivalents	(579)	(750)
Decrease in cash and cash equivalents	(2,367)	(161,266)
Cash and cash equivalents at beginning of year	439,813	605,303
Cash and cash equivalents at end of period	$437,446	$444,037

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended September 30,
	2014	2013
Revenues from unrelated entities:
United States electrical construction and facilities services	$314,666	$340,529
United States mechanical construction and facilities services	565,227	616,403
United States building services	427,564	457,777
United States industrial services	172,452	110,879
Total United States operations	1,479,909	1,525,588
United Kingdom building services	86,802	79,727
Total worldwide operations	$1,566,711	$1,605,315

	For the nine months ended September 30,
	2014	2013
Revenues from unrelated entities:
United States electrical construction and facilities services	$958,295	$984,443
United States mechanical construction and facilities services	1,616,794	1,741,483
United States building services	1,293,750	1,361,392
United States industrial services	581,642	335,358
Total United States operations	4,450,481	4,422,676
United Kingdom building services	259,688	261,572
Total worldwide operations	$4,710,169	$4,684,248

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended September 30,
	2014	2013
Operating income (loss):
United States electrical construction and facilities services	$20,666	$23,971
United States mechanical construction and facilities services	30,206	27,421
United States building services	19,388	23,285
United States industrial services	7,385	308
Total United States operations	77,645	74,985
United Kingdom building services	3,082	3,192
Corporate administration	(18,481)	(19,532)
Restructuring expenses	(398)	(601)
Gain on sale of building	11,749	—
Total worldwide operations	73,597	58,044
Other corporate items:
Interest expense	(2,397)	(2,351)
Interest income	186	234
Income from continuing operations before income taxes	$71,386	$55,927

	For the nine months ended September 30,
	2014	2013
Operating income (loss):
United States electrical construction and facilities services	$67,162	$68,147
United States mechanical construction and facilities services	78,052	56,809
United States building services	53,606	52,928
United States industrial services	43,155	26,320
Total United States operations	241,975	204,204
United Kingdom building services	12,647	11,845
Corporate administration	(50,192)	(50,953)
Restructuring expenses	(799)	(652)
Gain on sale of building	11,749	—
Total worldwide operations	215,380	164,444
Other corporate items:
Interest expense	(6,887)	(5,978)
Interest income	641	862
Income from continuing operations before income taxes	$209,134	$159,328

EMCOR GROUP, INC.
RECONCILIATION OF 2014 AND 2013 OPERATING INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2014 and 2013 third quarter and year-to-date September 30, 2014 and 2013 operating income.  The following table provides a reconciliation between 2014 and 2013 operating income based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
GAAP operating income	$73,597	$58,044	$215,380	$164,444
Transaction expenses related to the acquisition of RepconStrickland, Inc.	—	4,689	—	6,050
Gain on sale of building	(11,749)	—	(11,749)	—
Non-GAAP operating income, excluding RepconStrickland transaction expenses and gain on sale of building	$61,848	$62,733	$203,631	$170,494

EMCOR GROUP, INC.
RECONCILIATION OF 2014 AND 2013 NET INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2014 and 2013 third quarter and year-to-date September 30, 2014 and 2013 net income attributable to EMCOR Group, Inc.  The following table provides a reconciliation between 2014 and 2013 net income attributable to EMCOR Group, Inc. based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
GAAP net income attributable to EMCOR Group, Inc.	$45,024	$26,690	$126,198	$77,871
Transaction expenses related to the acquisition of RepconStrickland, Inc. (1)	—	2,898	—	4,256
Gain on sale of building (2)	(7,126)	—	(7,126)	—
Non-GAAP net income attributable to EMCOR Group, Inc., excluding RepconStrickland transaction expenses and gain on sale of building	$37,898	$29,588	$119,072	$82,127

(1) Amount is net of tax effect of $1.8 million in the 2013 quarter and in the 2013 nine-month period.
(2)  Amount is net of tax effect of $4.6 million in the 2014 quarter and in the 2014 nine-month period.

EMCOR GROUP, INC.
RECONCILIATION OF 2014 AND 2013 DILUTED EARNINGS PER SHARE FIGURES
(Unaudited)

In our press release, we provide actual 2014 and 2013 third quarter and year-to-date September 30, 2014 and 2013 diluted earnings per share.  The following table provides a reconciliation between 2014 and 2013 diluted EPS based on non-GAAP measures to the most direct comparable GAAP measures.

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
GAAP diluted EPS from continuing operations	$0.68	$0.43	$1.92	$1.40
Transaction expenses related to the acquisition of RepconStrickland, Inc. (1)	—	0.04	—	0.06
Gain on sale of building (2)	(0.11)	—	(0.11)	—
Non-GAAP diluted earnings per common share, excluding RepconStrickland transaction expenses and gain on sale of building	$0.57	$0.48	$1.82	$1.46

(1) Amount is net of tax effect of $1.8 million in the 2013 quarter and in the 2013 nine-month period.
(2)  Amount is net of tax effect of $4.6 million in the 2014 quarter and in the 2014 nine-month period.

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